Exhibit 10.2
AR FINANCING FACILITY CONTRACT — GENERAL CONDITIONS
Contract n°
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GE FACTOFRANCE AR Financing Facility Contract
These General Conditions as well as the Specific Conditions executed on the same date are together defined as the “Contract”. For the avoidance of doubt, in the event of conflict between these two documents, the terms of the Specific Conditions will prevail.
Article 1 — Purpose, Scope of application
1-1 Services provided by the AR Facility Provider — Exclusive Rights — Subject to the conditions set forth below, and for all of the Originator’s commercial or professional receivables falling within the scope of application specified in the Specific Conditions, (the “Relevant Receivables”), the AR Facility Provider shall be responsible for (a) the payment of such receivables against subrogation by crediting a Current Account, (b) financing receivables prior to their collection, (c) if the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: account-keeping on behalf of its clients (referred to herein as “Debtor”), ensuring day-to-day collection and cashing of the receivables. Consequently, the Originator undertakes not to enter into or execute any agreement that would grant rights to third parties over such receivables.
1-2 Global arrangement — Unless otherwise provided, this Contract shall apply to any and all receivables relating to firm sales of goods or to the provision of services by the Originator in the normal course of its business in accordance with orders received.
1-3 Excluded items — The following invoices are excluded from the scope of application:
a) interim invoices issued in the context of works or related contracts, where payment — even after unconditional acceptance — is subject to verification of the performance of a strict liability obligation,
b) invoices related to supplies or services carried out by a subcontractor,
c) invoices issued in respect of Debtor that are also suppliers of the Originator or with which the Originator maintains a relationship of dependence or interdependence. (This latter refers in particular to natural or legal persons which have direct or indirect financial ties with the Originator or which have common officers, either officially or de facto) and more generally all invoices related to affiliated companies of the Originator.
d) invoices which do not meet the additional eligibility criteria listed in the Specific Conditions.
The Originator is responsible for respecting these exclusions. The AR Facility Provider shall not be responsible for verifying their application.
Article 2 — Guarantee against insolvency risk — Recourse against the Originator
2-1 Benefit — If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: In order to be entitled to benefit from this guarantee, the Originator must obtain the AR Facility Provider’s prior approval on an outstanding amount (tax-included) for each of its private Debtor. Within the limit of the guarantees in force, the AR Facility Provider shall be responsible for the receivables in the event of non-payment linked exclusively to the Debtors’ insolvency. Such insolvency is proved by the commencement of a protection procedure (procédure de sauvegarde) or judicial restructuring procedure (procédure de redressement judiciaire) or judicial liquidation procedure (procédure de liquidation judiciaire). Provided that the receivable is not being disputed and that the Originator complies with its obligations under the Contract, the AR Facility Provider’s guarantee may be implemented. However, in the event that the relevant receivable is rejected in whole or in part by judicial decision after the AR Facility Provider has assumed responsibility for the receivable, the Originator agrees promptly to reimburse the amount of the principal and interest corresponding to that receivable.
2-2 Procedures — Scope— If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: Guarantee requests shall be made through the AR Facility Provider’s Telematic Services, in accordance with the terms set out in the Specific Conditions and procedures described in the Client Guide which has been given to the Originator. The replies shall be sent to the Originator through any telematic system and shall be confirmed by delivery of a monthly statement. Unless an effective date is stipulated, any guarantee shall apply retroactively to the outstanding amount existing in the AR Facility Provider’s records as of the date of issuance of the guarantee.
2-3 Recourse against the Originator — The Originator shall remain jointly and severally liable for any and all receivables which are assigned in the cases below:
a) absence of guarantee or outstanding amounts exceeding the amount of the guarantee, within the limit of the excess amounts as of the date of default of the Debtor or the date of revocation of the guarantee, whichever is earlier,
b) default in payment of a guaranteed receivable upon maturity due to an objection based on the Originator’s relations with the Debtor or with third parties, or a reduction in the amount collected due to a foreign exchange loss,
c) receivables which are not within the scope of application or for which the Originator may benefit from another guarantee granted by a credit insurance company or a credit establishment authorised to conduct business in France,
d) deductibles (franchises) provided under the Specific Conditions, up to the amount of the said deductibles,
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e) if several guarantees were issued to the Originator relating to the same Debtor, especially with respect to accounts or sub-accounts created to isolate an activity or for any other reason, the guarantees shall not be cumulative. Consequently, and in respect of the relevant Debtor, the highest guarantee will be used to determine the amount of the AR Facility Provider’s liability, as regards accumulated outstanding amounts on all accounts or sub-accounts opened in the name of the Originator.
2-4 Changes in the guarantees — The AR Facility Provider may, at any time, notify the Originator of changes in the guarantees — and especially an increase or decrease — with immediate effect but without any retroactive effect, except for increases.
2-5 Cashed amounts — Any amount entered as a credit on the Current Accounts (where the outstanding amounts of transferred receivables are recorded) in the AR Facility Provider’s books shall be applied first against the guaranteed outstanding amount. Through the renewal process, receivables whose amount exceeds the ceiling of guaranteed outstanding amounts shall therefore be covered upon the actual collection of the said receivables, on the basis of their due dates. The renewal process shall cease to apply if the guarantee is revoked. In case of reduction, it shall only apply to the new amount.
2-6 Amounts recovered — After the revocation of a guarantee or in the event of insolvency of the Debtor, any amount whatsoever recovered by one or other party shall be applied on a pro rata basis to the guaranteed and non guaranteed outstanding amount registered in the AR Facility Provider’s accounting records. Since the guarantees are issued on the basis of tax inclusive amounts, the Originator agrees to refund to the AR Facility Provider the amount of recoverable VAT pro rata the guaranteed outstanding amount. Such reimbursement shall occur immediately upon receipt of a document certifying that the receivable cannot be collected or on the date of the court decision approving the restructuring plan and deciding that the Debtor may continue to conduct business or ordering the judicial liquidation of the Purchaser.
2-7 Disputes— In the event of a dispute concerning a guarantee, the Originator must provide any and all documents originating from the AR Facility Provider in support of its request.
Article 3 : Assignment of the receivables
3-1 Time limit — The Originator agrees to assign its receivables prior to their due date and no later than thirty calendar days after issuance of the invoices.
3-2 Subrogation — In consideration of the payments made by the AR Facility Provider by way of a credit entered in the Current Account, the Originator shall subrogate the AR Facility Provider in all of its rights and actions related to the receivables, in accordance with Article 1250 of the Civil Code. The AR Facility Provider shall remain the sole owner of any assigned receivable, even in the event that the Current Account is debited and until the said receivable shall have been actually reimbursed. The Originator shall prepare a subrogation receipt in accordance with the form approved by the AR Facility Provider and shall attach thereto a copy of the invoices as well as the details of all items presented on an attached list or any other medium by mutual consent of the parties.
3-3 Validity — The Originator warrants the legal validity of each of the subrogation receipts, and in particular the existence and validity of the receivables and the enforceability of the assignment of such receivables against the Debtors and any and all other third parties, in such manner that the subrogation shall in no way be ineffective, whether in law or in fact.
3-4 Information to be provided to Purchasers — If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions:
-	the Originator shall inform its Debtors as follows by letter in a form approved by the AR Facility Provider. To that effect, the Originator shall insert in the body of its invoices a reference to the Specific Conditions which shall state that, as a result of the subrogation, only payments made to the AR Facility Provider will discharge the Debtors;

-	the AR Facility Provider is fully authorized at any time to notify the Debtors and all third parties of the existence of the Contract and its capacity as subrogate.
3-5 Attachment — If the receivables assigned to the AR Facility Provider are subject to attachment (or any other equivalent procedures) on application by a third party presenting itself as the creditor of the Originator,
•	against a Debtor,

•	against the AR Facility Provider,
the AR Facility Provider may, until it is notified of the full release and discharge of the attachment, transfer the amounts available in the Current Account to the credit of a deferred availability account up to the total amount of the attachment. The same shall apply to all available amounts noted after each payment by way of subrogation effected after the attachment.
3-6 Public and private sector contracts — Prior to any invoicing in connection with a public sector contract, the Originator agrees to assign to the AR Facility Provider, pursuant to Art. L. 313-23 to L. 313-35 of the French Monetary and Financial Code, the public sector contract in connection with which the invoice has been issued and to deliver to the AR
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Facility Provider a copy of the private sector contract or the sole original of the public sector contract.
Article 4 : Disputes — Direct payments— Credits
4-1 Disputed receivables (disputes) — If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: If a Debtor disputes payment to the AR Facility Provider of all or part of an assigned receivable, such receivable shall be deemed to be disputed up to the relevant amount. The alleged defences to payment may relate to the receivable itself such as, in particular, non-compliance (quality, quantity, lead times, etc.) of the goods and services supplied with those ordered, defences not related to the order, such as set-off, countermand, etc. Each party undertakes to inform the other party, as soon as possible, of any such dispute as soon as the same comes to its attention.
4-2 Dealing with disputed receivables— From the issuance of a notice of dispute by the Debtor or by the AR Facility Provider, the Originator shall have a maximum period of thirty calendar days to obtain payment by the Debtor to the Dedicated Accounts (as this term is defined in the Specific Conditions).
At the end of this thirty-day period and failing payment, the AR Facility Provider may debit the Current Account by an amount not exceeding the amount of this receivable, and credit the Current Account in which the outstanding amount of the assigned receivables is recorded in order to revoke the subrogation by an amount equal to the available amount; provided in such case, that the Originator shall acquire full title to such disputed receivable as of the date of such credit/debit, subject to the conditions set out in Article 6-6 hereunder.
The period referred to in the previous two paragraphs shall not apply if the dispute concerns the very existence of the receivable (absence of an order, failure to deliver...) or if the receivable is being disputed in the context of legal proceedings.
4-3 Direct payments — If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: When payments are sent directly to the Originator for the payment of receivables assigned to the AR Facility Provider, the Originator, which may only receive them as agent for the AR Facility Provider, must send them to the AR Facility Provider upon receipt. Failing this, the AR Facility Provider may debit the corresponding amount from the Current Account, without prejudice to any other remedies.
4-4 Compliant credit notes — The Originator agrees not to change the scope of the rights attached to an assigned receivable, without the AR Facility Provider’s consent. Such consent shall be deemed to have been given in the case of issuance, in the normal course of business, of credit notes in accordance with normal business practices. In any event, the Originator agrees to deliver to the AR Facility Provider information about credit notes relating to the assigned receivables in accordance with article 17-6.
4-5 Non compliant credit notes — Credit notes that do not comply with normal business practices (for example the issuance of credit notes that materially affect the assigned receivables is not a normal business practice) or issued in fraud of the AR Facility Provider’s rights, shall be deemed unenforceable against the AR Facility Provider even where they have been credited to the Current Account which records the outstanding amount of assigned receivables. Without prejudice to any and all remedies existing against the Originator, this same rule shall apply, in particular, to all unsubstantiated credit notes, to credit notes for which a written justification has not yet been received and to all credit notes which are followed by later invoices issued without any reference to the subrogation in favour of the AR Facility Provider.
Article 5 : Duty to inform
The Originator shall, as soon as possible once it has the knowledge of it, notify the AR Facility Provider of any facts or events which may impact the AR Facility Provider’s title to the assigned receivables. In the event that the Originator fails repeatedly or blatantly to comply with its obligation to inform the AR Facility Provider, the AR Facility Provider may terminate this Contract and claim reimbursement of all losses borne by the AR Facility Provider as a result of such failure.
The Originator agrees to deliver, within 6 months after the end of each fiscal year, its balance sheet duly certified by its statutory auditors when required by law, as well as any documents attached thereto (annexes).
Article 6 — Current Account
6-1 Agreement — The amounts paid by the AR Facility Provider pursuant to the Contract and those which are owed to it for any reason whatsoever by the Originator shall be entered in the Current Account. The receivables and liabilities, which are reciprocal, connected and indivisible, shall be reflected as debit and credit items and shall therefore be subject to automatic set-off when due for payment. The same rule shall apply where sub-accounts to the Current Account are opened to facilitate monitoring of transactions.
6-2 Balance — The Current Account and the sub-accounts thereof shall form an indivisible whole and it is the overall balance of the single account after set-off of credits and debits that shall be considered at all times — and in particular after the termination of the AR Financing Facility transactions — as the balance of the Current Account.
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6-3 Overdraft — The Current Account is not authorised to be overdrawn. Any debit balance shall be immediately due without any need for a formal notice and shall bear interest, even after the account shall have been closed, at the rate of the Special Financing Commission (SFC), until full reimbursement.
6-4 Transactions — The Current Account shall in particular be credited with the amount of the assigned invoices, payments made to the order of the Originator which the AR Facility Provider cashes in its capacity as agent, as well as all transfers from the sub-accounts of the Current Account. The Current Account shall be debited by the amounts withdrawn by the Originator, the amounts transferred to the credit of the sub-accounts as well as any and all amounts due by the Originator to the AR Facility Provider, in particular under this Contract, as well as any and all other contracts or transactions.
6-5 Statements — The monthly account statements provided by the AR Facility Provider shall be deemed accurate unless they contain an error or omission. The Originator agrees that it will not dispute the accuracy of such statements unless it is reasonably concerned that they may contain an error or omission. At the Originator’s reasonable request, the AR Facility Provider shall provide the Originator will all the information in its possession that is reasonably necessary to verify the accuracy and the completeness of the monthly account statements.
6-6 — Payments — A debit of a receivable shall not be deemed to constitute a payment, unless the Current Account shows, prior to such entry, a credit balance which is at least equal to the amount debited.
6-7 Closing — After the termination of the Contract and complete unwinding of current transactions, the Current Account shall be closed and the remaining balance (if positive) shall be refunded to the Originator.
Article 7 — Guarantee Fund
7-1 Purpose — The Guarantee Fund shall be a sub-account of the Current Account whose purpose shall be to guarantee that the AR Facility Provider may exercise all contractual remedies in respect of all actual or potential bad debts, such as credit notes which have been issued or requested, direct payments to the Originator, disputes, deferred remittances, delays in respect of financed but non-guaranteed receivables. The balance of the said Guarantee Fund may not be less than a certain percentage of the outstanding amount of assigned receivables or less than a certain threshold. The said percentage has been calculated on the basis of the facts and circumstances disclosed to the AR Facility Provider at the time of the pre-contract enquiries, relating to the Originator’s collection data (including a history of the Originator’s ratio of bad debt). It may be modified only in the event of a severe, material adverse change to such facts and circumstances (not including, for the avoidance of doubt, a change that is seasonal in nature, or may reasonably be expected to be cured within a reasonable period of time), in which case the AR Facility Provider may inform the Originator of its intention to adjust such percentage, by written notice setting out the percentage of, and the detailed justification for, the proposed adjustment; provided that such proposed adjustment shall be reasonable and in proportion to the increase in the AR Facility Provider’s risk under this Contract. The proposed adjustment shall become effective thirty (30) days after notice thereof to the Originator. If the Originator reasonably considers that the proposed adjustment or the percentage thereof is not (or no longer) justified, the AR Facility Provider and the Originator shall discuss in good faith and use commercially reasonable efforts to agree upon a proposed adjustment that is in proportion to the increase in the AR Facility Providers’ risk compared to the situation prevailing as of the date hereof.
7-2 Constitution of the fund — The Guarantee Fund shall be funded by way of direct-debit from available amounts at the time of subrogatory payments. Downward adjustments shall be made by crediting the Current Account.
7-3 Utilisation — The AR Facility Provider may draw from the Guarantee Fund the sums necessary to cover a debit position of the Current Account. In such case, the contractual percentage and/or threshold shall be immediately reconstituted. Upon termination of relations between the parties, the balance shall be transferred to the credit of the Current Account.
Article 8 : Deferred availability accounts (or “reserves”)
Deferred availability accounts are sub-accounts of the Current Account to which are transferred subrogatory payments corresponding to unfinanced receivables, pending their collection. These sub-accounts may be opened to facilitate the monitoring of each type of transaction such as, in particular, receivables which are covered by the guaranteed outstanding amounts ceiling or for which no evidence shows that they are payable at a future date, or amounts which are available after release or discharge in the event of an attachment or countermand. These amounts are transferred to the credit of the Current Account upon the regularization of the relevant transaction.
Article 9 — Management of Debtors’ accounts
9-1 Day-to-day collection — If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: As long
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as it remains the owner of the assigned receivables, the AR Facility Provider, or its agent, shall have the exclusive right to manage the collection and recovery thereof. They shall manage the relevant accounts, grant or refuse any postponements, extensions or arrangements, with or without discounts, as may be requested by the Debtors. Subject to actual collection, the AR Facility Provider and its agent shall credit payments to the Current Account. The Originator agrees to provide its assistance to the AR Facility Provider and to provide in particular any and all documents, correspondence and special powers of attorney as may be required. For the unguaranteed share of the assigned receivables, the AR Facility Provider shall not bear the collection fees and expenses which may be incurred after their maturity date for a contested collection. In the event that the AR Facility Provider prepays such fees and expenses, the AR Facility Provider shall be entitled to debit the relevant amounts from the Current Account.
9-2 Power of attorney — If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: In order to enable the AR Facility Provider to cash instruments of payment received from the Debtors without any delay, the Originator grants the AR Facility Provider a power of attorney in order to affix any special wording or signature necessary to the said instruments of payment. In the event that it appears that payments made in favour of the AR Facility Provider are not related to assigned receivables, the AR Facility Provider shall be deemed to have cashed the same in its capacity as agent, even after the termination of the Contract. Subject to the proper completion of the transaction, amounts so cashed shall be credited to the Current Account.
9-3 Retention of title — If the Mandates are revoked and such revocation becomes effective in accordance with the Specific Conditions: For sales made subject to retention of title, the AR Facility Provider is not required to assert its claim, unless requested in writing by the Originator and accepted by the AR Facility Provider. Such exercise of the Originator’s rights of claim shall be carried out at the Originator’s expense. In the event that the Originator’s rights of claim are exercised, the Originator agrees to provide any assistance necessary, in particular for the identification and recovery of the assets and to repurchase the recovered assets for a price which may not be less than two thirds of the amount initially invoiced. In any event, the Originator shall not be entitled to require the AR Facility Provider to bear the risks of loss or destruction of the goods sold.
The powers of attorney referred to in this Article are stipulated in the joint interest of both parties.
9-4 Penalties and late payment interest — With a view to maintaining control over its commercial relations with its customers, the Originator expressly reserves the right to avail itself or to abandon its rights to any penalties and late payment interest payable by its Debtors for assigned receivables and make the corresponding adjustments to its books. Receivables corresponding to penalties and/or late payment interest are excluded from the scope of application of the Contract to the extent that they are identified in the IT system of the Originator.
Article 10 : Remuneration of the Factor
10-1 Service Commission — For its non-financial services, as stated above in article 1.1, the AR Facility Provider shall receive a commission calculated on the basis of the amount, including tax, of the assigned invoices.
The amount of such commission, as an annual minimum, is set out in the Specific Conditions. The total amount of Service Commission received during a calendar year shall not, in any event, be less than the minimum annual amount. At the beginning of the second calendar half-year, the AR Facility Provider may if appropriate withdraw, by way of provision, the difference between the total amount of Service Commissions charged since the beginning of the year and half of the minimum annual amount. In case of of termination of the Contract by reason of the AR Facility Provider’s decision, the minimum amount as referred to above, shall only be paid with respect to the then current six-month period at the termination of the notice period. In all other cases of termination of the Contract without prior notice or termination of the Contract on the Originator’s decision, , the annual minimum amount shall be immediately due and payable upon notification of termination of the Contract.
10-2 Special Service Commission — In respect of the amounts it finances, the AR Facility Provider shall be entitled to a special Service Commission (SFC) calculated on the basis of the net amount of subrogatory payments less amounts deducted to constitute the holdback reserve and, if applicable, amounts that have to be transferred to the deferred availability account, and whose annual rate shall vary on the basis of the evolution of a reference rate agreed between the parties. Unless otherwise provided, this rate shall be equal to the AR Facility Provider’s reference rate. This rate shall vary in order never to exceed the arithmetic average of the base rates of B.N.P. Paribas, Crédit Agricole and Société Générale plus one half percent (fifty basis points). Upon the issuance of the AR Facility Provider’s cheques or transfers, this commission shall be provisionally estimated on the basis of the average maturity date of the receivables. Its final
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amount shall be paid upon the date of actual cashing of the receivables. At the end of each month, after taking into account the value date applied to the cash receipts and outlays, a SFC statement shall be prepared and the net debit balance after deducting the possible estimated amounts shall be debited from the Current Account. The value dates, of which the Originator represents it is fully aware, are only one of the methods for calculating the SFC, and this provision forms an indivisible whole with the other clauses of the Contract.
10-3 Promissory notes — The issuance by the AR Facility Provider of promissory notes to the order, and at the request, of the Originator, shall give rise to the payment of a commission which shall be calculated on the basis of the time lapsed until the maturity date of the relevant promissory note.
10-4 Taxes
The Originator shall pay all taxes and levies which are due in connection with the transactions which are the subject matter hereof, as of the date of their performance.
10-5 Specific pricing — Collection or transfer charges
All services of the AR Facility Provider other than those described on Art. 1-1 of the General Conditions and/or whose price is fixed in the Specific Conditions and the amendments thereto, shall be priced separately as detailed in the Client Guide or, otherwise, in an estimate submitted for the approval of the Originator.
The Current Account shall be debited by the amount of collection or transfer charges all of which shall be entirely borne by the Originator.
Article 11 — Confidentiality — Substitution
11-1 Confidentiality — Any and all information communicated by the AR Facility Provider shall be confidential. The Originator agrees not to disclose the same directly or though any intermediary except for legal or regulatory purposes. Any breach may give rise to termination of the Contract and the Originator may be held liable therefore.
11-2 Utilisation of information collected by the AR Facility Provider
11-2-1 Any information collected in the context of the performance of the Contract shall not be sent to the AR Facility Providers of the GE Factofrance group or to any other GE group companies or to any agent, even subject to a confidentiality undertaking, except to the extent required under applicable laws and regulations or risk purposes.
11-2-2 For the purpose of internal control, the AR Facility Provider is expressly authorised by the Originator to provide the information referred to in Art. L. 511-34 al. 1 of French Monetary and Financial Code, to its shareholder.
11-3 Substitution — Unless agreed in writing by the AR Facility Provider, the Originator may not in any form whatsoever be substituted by a third party for the performance of its obligations under the Contract.
The AR Facility Provider shall not pledge, assign or otherwise transfer any of the Relevant Receivables that are subrogated to it pursuant to this Contract, except in the event of a bankruptcy of the Originator or other circumstances in which the AR Facility Provider is allowed to claim payment directly from the Debtors pursuant to this Contract.
Article 12 — Term — Termination
12-1 Term — See specific conditions
12-2 Termination by the AR Facility Provider — See specific conditions.
12-3 Indivisibility — The Originator’s obligations in respect of the AR Facility Provider are indivisible. In the event of termination of the Contract, any other contract relating to the AR Financing contemplated in the Contract entered into between the Originator and the AR Facility Provider shall be terminated in accordance with their respective terms (in particular, those relative to the tripartite agreements), and any and all amounts due by the Originator under another contract shall be set off as of right against the amounts which may be due by the AR Facility Provider under the Contract and vice versa.
Article 13 — Access to telematic services
13-1 General — In order to enable the Originator to access all management information in connection with the Contract, the AR Facility Provider has established Telematic Services (Minitel access, internet and specific software) the content and mode of operation of which are described in the Client Guide. Access to the said services requires the use of a Minitel device or PC. The Originator shall bear all related costs, including the costs of telecommunications. Access to the services is only possible through confidential codes, an identification code and a password, which shall be communicated to the Originator upon the signature of the Contract.
13-2 Intellectual property rights — Grant of a license — All Intellectual property rights and copyright concerning the telematic services, their presentation, content (software, visual, sound functionalities, articles and generally all information contained in such service) are works protected by the Intellectual Property Code and international agreements concerning copyright, that exclusively belong to the AR Facility Provider, in their former, current and future versions. Any complete or partial reproduction or broadcast by whatever means, is strictly forbidden without the prior, written agreement of the AR Facility Provider.
The AR Facility Provider grants to the Originator a non exclusive license to use the specific software
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referred to in Article 13-1 above, exclusively for its own use and for the sole purpose of carrying out, in connection with the performance of the Contract, the transactions which are described in the Client Guide.
The Originator shall comply with the conditions of the license contract given to it with the software. It agrees to return the said software to the AR Facility Provider upon expiry of the Contract and to destroy all copies thereof which it may have made.
13-3 AR Facility Provider’s liability — The AR Facility Provider shall not be liable for the malfunction of the telephone lines and equipment necessary for using the Telematic Services, for the use which is made thereof or for the results obtained. Moreover, it may interrupt or modify at any time the operation of the Services, in particular in order to maintain the quality, reliability, safety and/or performance thereof. In no event shall it be liable for the consequences, in particular, loss of data, operational losses or any other financial loss which may result from any of the events above.
13-4 Confidentiality — Liability — The AR Facility Provider has taken all necessary protective measures to prevent unauthorised access to information. The Originator undertakes to ensure that the access codes shall remain secret. It shall be solely responsible for the said codes, including their conservation, confidentiality and use. The AR Facility Provider shall in no event be liable in the event of abusive or fraudulent use thereof, due to a voluntary or involuntary disclosure of the confidential codes by the Originator to any person whatsoever. The Originator guarantees that it shall at all times comply with all laws and regulations applicable to the use of Telematic Services. The Originator shall procure that its employees shall comply with the provisions of this Article.
Article 14 — Miscellaneous provisions
14-1 Notices between the parties — Notices shall be deemed to have been given on the date of the first presentation of a registered letter, or on the date of the document attesting the receipt of a fax or an e-mail by the duly authorised representative of the other party. In the event that contractual provisions provide for notification without specifying the form thereof, the said notification may be made by fax, by normal letter mailed or hand delivered, by registered letter or by registered letter return receipt requested.
14-2 Rights of the parties — The non-exercise or delayed exercise by the Originator or the AR Facility Provider of any right hereunder shall not be deemed a waiver of the said right.
14-3 Non-assignment — The Originator is not authorized to assign all or part of its rights and obligations under the terms of the Contract.
14-4 Interpretation — In the event of any interpretation difficulties between the headings of the articles hereof and the text any of the articles, the headings shall be deemed not to exist. The Contract, the Specific Conditions and amendments thereto, together with other agreements referred to therein, contain all the obligations of the parties with respect to the subject matter thereof. They annul and replace any and all prior letters, proposals, offers and agreements.
Article 15 — Governing law — Language of the Contract — Jurisdiction
For the performance of the Contract whose provisions are governed by French law, the parties elect domicile at their respective Head Offices.
The language of the Contract is English.
The parties agree that any and all disputes arising in connection with the Contract and in particular as regards the validity, interpretation, performance or non-performance thereof, shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.
THE ORIGINATOR
Represented by:
Official stamp and authorised signature
GE FACTOFRANCE
Represented by:
Official stamp and authorised signature
GENERAL CONDITIONS
GEFQS0808

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AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS

ENTERED INTO BETWEEN
NA PALI
Simplified joint stock company (SAS) with a share capital of € 3 444 300,00,
Registered office : 162 rue Belharra 64500 — Saint Jean de Luz,
RCS Bayonne B 331 377 036
Represented by                                                                                    duly authorised for the purposes hereof
hereafter referred to as the Originator;
AND
GE FACTOFRANCE,
A partnership (SNC) with a share capital of €300,000,000, a bank governed by law no. 24 January 1984,
Registered office : Tour Facto, 92988 Paris La Défense Cedex,
RCS Nanterre B 063.802.466
hereafter referred to as the AR Facility Provider.
This agreement consists of the Specific Conditions and General Conditions of the AR Financing Facility Contract (reference GEFQS0808), numbered from 1 to 15 and appended hereto (hereafter the “Contract”).
This is a AR Financing Facility Contract without notification of the AR Facility Provider’s subrogation rights to the Originator’s Debtors and with no guarantee by the AR Facility Provider against the risk of insolvency of the Originator’s Debtors.
Since the Originator is covered by three credit insurance policies (covering Board Rider’s, Distribution and Domestic activities of the Originator), the AR Facility Provider undertakes, under and in accordance with the terms of this Contract, to purchase and finance the Relevant Receivables of the Originator, provided that the right to indemnification under such insurance policies is fully assigned to the AR Facility Provider under insurance assignment agreements (délégations du droit aux indemnités).
Due to the specificities regarding the three credit insurance policies of the Originator covering its three activities, the parties have decided to create one Current Account with three sub-accounts, the mechanics of which are described in appendix hereto in order to separate each activity, as follows:
Current Account n° 12692
Domestic’s Sub-Account n° 00057
Export’s Sub-Account n° 00062
Majors & Board Rider’s Sub-Account n° 00075.
In addition, the AR Facility Provider has, under the terms and conditions set forth below, granted the Originator mandates to collect and cash assigned receivables. Accordingly, unless provided otherwise, articles 1.1 (c), 2.1, 2.2, 3.4, 4.1 to 4.3 and 9.1 to 9.3 of the General Conditions shall not apply for the duration of the Mandates referred to in article 18.
For the avoidance of doubt, in the event of conflict, the Specific Conditions shall prevail.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
Article 16 : Scope of application
16.1 In order to be assigned and in addition to the terms of the General Conditions and in particular article 1, the Relevant Receivables and associated invoices must also satisfy the following criteria:
(i)	sales and services invoiced to Debtors exclusively located in France and in the countries authorised by the applicable credit insurance policies with the exception of North Korea, Iran, Cuba, Kuwait, Sudan, Syria, Yemen;

(ii)	each receivable shall have been originated and monitored in accordance with the credit standards established by the Originator;

(iii)	each receivable must be governed by French law;

(iv)	each receivable must be invoiced in euros;

(v)	each receivable must be payable in France;

(vi)	each receivable shall be fully capable of transfer without the requirements of any consents from the the Debtors or any third parties;

(vii)	each receivable must be free from any adverse claim, encumbrance, privilege, or any other right and must not be transferred or pledged to the benefit of a third party;

(viii)	the Debtor under each receivable shall not belong to the Quiksilver Group;

(ix)	each receivable must not be transferred after having been debited from the current account in accordance with the terms of article 19-4.
16.2 In order to be financed, the Relevant Receivables assigned in accordance with the terms of the Contract (and in particular article 16.1 above) will also have to satisfy the following criteria on their date of transfer to the AR Facility Provider:
(i)	each Relevant Receivable must have a maturity date (maturity date being the period between the date of the issuance of the invoice and the due date as indicated on the invoice) of less than or equal to150 days;

(ii)	each Relevant Receivable must not be under dispute (as defined in Article 4.1).
16.3 Any assignment of Relevant Receivables due from a specific Debtor gives rise to an obligation on the Originator to assign to the AR Facility Provider all of the Relevant Receivables held or to be held against the Debtor, provided that such receivables satisfy the eligibility criteria set forth in Article 16 of this Contract.
16.4 The revocation of the subrogation referred to in article 4.2 of the General Conditions and the restitution of a Relevant Receivable to the Originator as provided in article 18.2 of the Specific Conditions, shall have the effect of retransferring title to the relevant receivable to the Originator provided that the corresponding debit to the Current Account is effectively repaid.
Article 17 : Frequency of remittance of invoices — Supporting documents — Legal and regulatory obligations
17-1 Takeover of existing receivables
Notwhithstanding anything to the contrary set forth in Article 3.1, at the date on which the Contract enters into force, the Originator will transfer to the AR Facility Provider all the receivables that meet the Relevant Receivables criteria and that are not overdue, provided that with respect to invoices for which Debtors have been instructed, prior to the date hereof, to pay by wire transfer to a bank account other than the Dedicated Accounts, the Originator shall cause any payments received on such bank accounts to be credited to the Dedicated Account; and provided further, that Relevant Receivables for which partial or full payment has already been received shall be excluded.
Subject to such conditions and in accordance with the terms of the Contract, the AR Facility Provider will provide financing of such receivables provided that the AR Facility Provider will have received

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
all information related to those receivables not more than five (5) Business Days prior the financing of them.
In this Contrat, Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Paris.
17-2 Frequency of remittance of invoices
Invoices shall be remitted once per week and up to 5 times per month. The Originator shall be responsible for sending originals of the invoices to the Debtors; provided that if the Mandates are revoked pursuant to article 18-7 and this Contract is continued notwithstanding the parties’ right to terminate the Contract, the AR Facility Provider shall have the right to send the invoices to the Debtors if the Originator fails to do so.
17-3 Supporting documents
As an exception to the terms of article 3-2 of the General Conditions, the Originator is dispensed from the obligation to remit copy of the invoices sent to the Debtors to the AR Facility Provider but undertakes to send it a copy thereof on first demand of the AR Facility Provider together with any other document to prove the existence of the Relevant Receivable.
The following supporting documents must be available to the AR Facility Provider at the Originator’s premises (or sent to the AR Facility Provider at its request):
-	purchase orders (“bons de commande”),

-	transporter dockets (“bons des transporteurs”),

-	internal delivery dockets (“bons de livraisons internes”).
17-4 For all invoices equal to or greater than €150,000, the Originator undertakes to promptly provide the AR Facility Provider with:
-	a copy of the invoice,

-	the purchase orders,

-	transporter dockets.
Each of the above shall be duly signed and stamped (cachet commercial).
17-5 Subrogation payment
The Originator will provide to the AR Facility Provider a subrogation receipt (quittance subrogative), the amount of which will be equal to the total amount of Relevant Receivables generated and not already transferred to the AR Facility Provider in a previous subrogation receipt as evidenced by the Originator as new invoices of the period in the reconciliation table (the “Reconciliation Table”) as appended in Schedule 5 hereto.
The AR Facility Provider shall:
(i)	if the relevant subrogation receipt is received not later than 10 a.m on any Business Day, on the Business Day immediatly following such receipt; or
(ii)	if the relevant subrogation receipt is received after 10 a.m on any Business Day, on the second Business Day following such receipt;

pay the Relevant Receivables transferred to it in such subrogation receipt by crediting the Current Account with an amount equal to the face value of the Relevant Receivables transferred, and make other entries in the sub-accounts of the Current Account in relation to such receivables as applicable.
Upon credit of the Current Account by the AR Facility Provider of the relevant face value, the AR Facility Provider shall be subrogated (subrogé) into the rights, actions, security or mortgages of the

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
Originator against the Debtors up to the amount so paid by the AR Facility Provider and therefore have absolute title of the receivables so transferred.
17-6 Data transfer
The Originator shall provide to the AR Facility Provider each week, an electronic file of its sales ledgers as well as the Reconciliation Table as scheduled hereto.
Article 18 — Collection and cashing mandates
The Originator has a well-proven administrative structure and methods for the management of its accounts receivable and wishes to retain control of collection from its Debtors.
Consequently, the AR Facility Provider agrees to grant the Originator collection and cashing mandates (hereafter the “Collection Mandate” and the “Cashing Mandate” respectively and together the “Mandates”) under the terms specified below and subject to compliance by the Originator with its own collection procedures as verified by the AR Facility Provider prior to the date of this Contract.
18-1 Joint interest and consideration
The Mandates referred to in this article are stipulated in the joint interest of both parties.
Consequently, the Originator will not receive any remuneration; these Mandates are not however devoid of consideration, since the Originator has a fundamental commercial interest in maintaining control over collection from its Debtors.
18-2 Collection Mandate
The Originator is appointed by the AR Facility Provider as its agent for the purpose of collecting assigned receivables. For each receivable, and unless article 18-7 below applies, the Collection Mandate shall expire 60 calendar days after the maturity date of such receivable, due to the restitution of the receivable to the Originator in accordance with article 19.4.
18-3 Cashing Mandate
18-3-1 The Originator undertakes to credit all payments made by the Debtors (received under the Collection Mandate), to the account(s) whose details are set forth in the schedules hereto (hereafter the “Dedicated Account(s)”) and the operating terms of which have been established by agreement between the Originator, the credit establishment (the “Bank”) in whose books such account(s) have been opened and the AR Facility Provider (the “Tripartite Agreement”). The credit balance of the Dedicated Account shall be secured in favour of the AR Facility Provider.
Each Tripartite Agreement shall provide in particular that:
-	the sole purpose of the Dedicated Account shall be to receive monies relating to receivables assigned to the AR Facility Provider,

-	the Originator shall not make any withdrawal by debiting the Dedicated Account, the AR Facility Provider alone being authorised to withdraw funds by debiting the Dedicated Account,

-	the Bank shall not (i) operate any set-off between the balance of the Dedicated Account and that of any other accounts opened with the Bank in the name of the Originator and (ii) execute instructions originating only from the Originator.
18-3-2 For this purpose, with respect to Debtors who pay the Relevant Receivables by wire transfer, the Originator shall refer in the body of its invoices issued after the date of this Contract to the domiciliation of the Dedicated Accounts used for cashing.
18-3-3 Offset and adjustment account
To monitor execution of the Mandates for accounting purposes, it has been agreed that the following transactions will be recorded in a sub-account of the Current Account entitled “offset and adjustment account” (OAA):
-	on the credit side, amounts cashed on assigned receivables,

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
-	on the debit side, money transfers, cheques for cashing and bills due as determined after comparison of ledgers forwarded by the Originator in accordance with the technical procedures approved by the parties and as evidenced in the Reconciliation Table.
In principle, this account should have a zero balance. In practice this will not be the case due to the timing mismatch of operations. Any balance will therefore be charged to the Current Account after the Originator has provided supporting documentary evidence in the case of a credit balance.
18-4 Originator’s duty of diligence and general obligations as agent under the Mandates
18-4-1 The Originator undertakes to identify individually, both in its IT systems and accounting records, the assigned receivables commencing on the effective date of the Contract. Every six months, the Originator shall send to the AR Facility Provider a client aging balance showing details of the breakdown for each Debtor of the receivables assigned to the AR Facility Provider. It is also agreed that the Originator shall forward these documents, at the reasonable request of the AR Facility Provider, if these documents and any related information are required by the auditors (internal or external) of the AR Facility Provider.
18-4-2 The Originator shall, in collecting and cashing assigned receivables and protecting all rights attached thereto, exercise the standard of diligence normally expected for the management of its own receivables and, more generally, shall during the exercise of its Mandates, act as a prudent, diligent and informed agent. Furthermore, the Originator undertakes to comply with its collection procedures.
18-5 Mandate execution reports
The Originator undertakes to:
-	deliver weekly reports to the AR Facility Provider on the execution of its Mandates using any form of electronic or electronic and digital media, in accordance with a format to be agreed upon between the parties,

-	comply with the obligations set out in the credit insurance policies with respect to the Originator’s invoicing and collection procedures.
18-6 Controls by the AR Facility Provider
The Originator acknowledges that the AR Facility Provider and any person appointed by the AR Facility Provider shall be entitled to receive any and all documents in order to verify the Originator’s compliance with its contractual obligations. The Originator agrees to facilitate the exercise of the said right by the AR Facility Provider .
The AR Facility Provider shall have the right at any time to carry out — or have carried out — during normal business hours and with reasonable prior notice, controls with a view to ensuring that the Originator is at all times performing its obligations under the Contract.
The controls shall be performed in a manner that minimizes the disruption of the Originator’s business. The Originator undertakes to provide all possible assistance to the AR Facility Provider in the conduct of these controls and in the process of issuing circulars to its Debtors. In order to preserve the confidentiality of the transactions during the term of the Mandates, these circulars will be addressed on the Originator’s letterhead.
Given the specific characteristics of the Contract, the AR Facility Provider may, at any time (subject to reasonable notice and during normal business hours) and at least three times per year, mandate its auditors to control the Originator. The AR Facility Provider Credit Department may at least carry out one on site visit per year. The annual cost of such controls is fixed at 2,500 (Excl. VAT), irrespective of the number of visits. This amount will be divided into all the companies listed in Schedule 3 belonging to the Quiksilver Europe Group (the Quiksilver Originators) which are entered into AR financing facilities (together with this Contract, the Quiksilver AR Financing Facilities) with the AR Facility Provider.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
18-7 Revocation of the mandates
18-7-1 Global revocation of mandates
a) Revocation of Mandates as a result of termination of the Contract:
If termination of the Contract becomes effective and the Originator has failed to make termination payments required under article 35-3, the AR Facility Provider may revoke all Mandates simultaneously (but not one of them only) with immediate effect.
b) Revocation for specific reasons:
▪	Subject to article 35, all Mandates may be revoked in any of the following cases with five (5) Business Days prior notice served by a registered letter to the Originator with receipt confirmation if the Originator fails to pay the amounts required to be paid pursuant to Article 35.3 within the required time period; and:
-	absence of credit entries relating to transactions under the Contract recorded in each of the Dedicated Accounts taken as a whole for 5 consecutive Business Days; or

-	any material or repeated breach by the any of the Quiksilver Originators of its obligations under the Contract or the other Quiksilver AR Financing Facilities; or

-	any of the following events:
(i)	a material failure by the Originator to comply with its collection procedures,

(ii)	a failure by the Originator to domicile assigned invoice payments on the Dedicated Account referred to in article 18-3-2 and/or absence of any transactions on the Dedicated Account,

(iii)	a closure of any of the Dedicated Accounts (provided that if such closure occurs through no fault of the Originator the Parties shall work promptly and in good faith to establish alternate Dedicated Accounts subject to having established such alternate Dedicated Accounts before the effective date of the given revocation).
▪	In the following cases, and if the Originator’s records and documents show that one or several of the following events has occurred, each of them calculated on a monthly basis:
-	a percentage of Relevant Receivables purchased (and not reassigned pursuant to article 19.4) overdue by more than 30 days in excess of 10% of the outstanding amount of receivables purchased (and not reassigned) each month by the AR Facility Provider,

-	existence of actual or potential bad debts and dilutions (credit notes, direct payments, disputes, invoices debited to the current account, deductions made by Debtors), in excess of 10% of the transferred turnover without prejudice to article 20,

-	variation of 10% recorded in the OAA between the amount of cashed payments and the expected amount of payments,

the AR Facility Provider undertakes to promptly inform the Originator and a monitoring period (the Monitoring Period) of sixty (60) days will be opened during which the parties will make their best efforts to solve the difficulties. If one or several of the events listed above is still occurring for three consecutive months, then this will be a case of revocation of the mandates and the Originator will have a cure period (the Cure Period) of thirty (30) days to solve the difficulties to the satisfactory of the the AR Facility Provider.

It is agreed between the parties that during the Monitoring Period and the Cure Period, the AR Facility Provider has the right to revoke the mandates and/or terminate the Contract if another case of revocation of the mandates and/or termination has occurred.
18-7-2 Specific revocation
The Mandates shall cease to be effective with respect to any Relevant Receivable once the ownership of such receivable is transferred back to the Originator. This restitution shall take effect in accordance

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
with the terms and conditions of the Contract or when the receivable is debited in the AR Facility Provider’s accounts and no remaining debit balance is due.
18-7-3 Upon notification of the revocation and in respect of any receivable title which has not been reassigned to the Originator in accordance with the provisions of article 16.4, if the Contract is continued notwithstanding the right of each Party to terminate the Contract pursuant to Article 33:
The AR Facility Provider:
-	shall be responsible for the collection of all assigned receivables, including receivables assigned prior to the date of revocation of the Mandates,

-	shall promptly notify the Debtors of the assignment of the receivables by way of subrogation and prohibit them from paying the Originator,

-	shall send the original invoices to the Debtors,

-	shall increase the Guarantee Fund levy rate by ten points,

-	shall charge € 5 (excl. VAT) fixed cost per invoice.
The Originator undertakes to include the following wording on its invoices:
For the Domestic’s Sub-Account n° 00057, the form of the notice to Debtors is:
The Originator undertakes to include the following wording on its invoices: “In order to be fully discharged of your obligation, your payment must be made directly to the order of GE Factofrance, Tour Facto, 18, rue Hoche, Cedex 88, 92988 La Défense cedex, Tel.: +(33) (0)1.46.35.70.00 – GE Factofrance (RIB [bank identification number]: 13580 00001 00005708080 28), which will receive it by subrogation and must be informed of any claim against the present receivable”.
For the Export’s Sub-Account n° 00062, the form of the notice to Debtors is:
The Originator undertakes to include the following wording on its invoices: “In order to be fully discharged of your obligation, your payment must be made directly to the order of GE Factofrance, Tour Facto, 18, rue Hoche, Cedex 88, 92988 La Défense cedex, Tel.: +(33) (0)1.46.35.70.00 – GE Factofrance (RIB [bank identification number]: 13580 00001 00006208080 36), which will receive it by subrogation and must be informed of any claim against the present receivable”.
For the Majors & Board Rider’s Sub-Account n° 00075, the form of the notice to Debtors is:
•	For French Debtors
The Originator undertakes to include the following wording on its invoices: “In order to be fully discharged of your obligation, your payment must be made directly to the order of GE Factofrance, Tour Facto, 18, rue Hoche, Cedex 88, 92988 La Défense cedex, Tel.: +(33) (0)1.46.35.70.00 – GE Factofrance (RIB [bank identification number]: 13580 00001 00007508080 18), which will receive it by subrogation and must be informed of any claim against the present receivable”. ]
•	For non-French Debtors, the Originator undertakes to insert in the body of all the invoices.
Article 19 : Respective roles of the Originator and the AR Facility Provider in the management of the Policies
19-1 : Purpose
Besides coordinating the relationship between the Contract and the credit insurance policies (individually the “Policy”and collectively the “Policies”):
n°                                          and n°                                          taken out by the Originator with ATRADIUS and n°                                          taken out by the Originator with COFACE BELGIUM (ATRADIUS and COFACE BELGIUM hereinafter collectively referred as the “Insurance Companies”). The purpose of this article is to set forth the duties of the Originator with respect to management of the Policies.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
19-2 : Management of the Policies
Management of the Policies (requests for cover, turnover statements, payment of premiums and miscellaneous costs, notification of delay, request for intervention in litigation or notification of litigation...) and their related obligations, remain the responsibility of the Originator. The Originator undertakes to deliver to the AR Facility Provider copies of its turnover statements as well as evidence of payment of premiums.
It is agreed between the parties that if the Mandates have been revoked and the Contract is continued notwithstanding the right of each Party to terminate pursuant to Article 35, the AR Facility Provider may, in order to protect its rights, act in the place of the Originator if necessary with respect to:
-	statements of factored turnover ;

-	payment of due premiums out of the available amount in the Originator’s Current Account opened with the AR Facility Provider ;

-	management acts which form part of the contractual obligations of the Originator in particular notifications relating to litigation and extensions of payment due dates.
The Originator expressly authorises the AR Facility Provider, under the terms of the Contract, to provide the Insurance Companies with all information at its disposal relating to the Originator, its business, clientele and all payment defaults likely to arise in connection with the AR Financing Facility Contract.
19-3 : Insurance Coverage Maintained
The Originator shall, throughout the term of this Contract, maintain insurance policies providing coverage not inconsistent with the coverage provided by the Insurance Policies in force at the time of the Contract (subject to normal changes affecting the insurance market).
19-4 : Debiting of overdue or doubtful receivables
Whether or not covered by insurance, receivables that are overdue by 60 days (including those which have been paid in foreign currencies with realised exchange losses) from solvent Debtors, will be debited from the current account. Conversely, overdue receivables from Debtors that are in insolvency proceedings as well as outstanding payments (cheques or bills) may be debited immediately.
19-5 : Termination of the Policies
The Originator must within a maximum period of 10 days as from their signing date, forward any amendments to the Policies signed after the date of the Contract, failing which the AR Facility Provider shall be entitled to terminate the Contract without notice (subject to reasonable cure period if the amendment does not affect the AR Facility Provider in any material respect).
Receivables presented to the AR Facility Provider must satisfy all the conditions required by the Insurance Companies. The non-renewal, avoidance or termination of one of the Policies must be promptly notified to the AR Facility Provider, and if the AR Facility Provider is not informed in due time by the Originator, the AR Facility Provider shall be entitled to terminate the Contract without notice.
Termination of one of the Policies shall automatically give rise to termination of the Contract, which shall take effect on the same date.
Article 20 : Guarantee fund and all other special reserves
20-1 Guarantee Fund. This fund shall at all times be equal to 5% of the outstanding amount of the Relevant Receivables transferred (incl. VAT). The Guarantee Fund shall be constituted by levying 5% on each subrogatory payment. The minimum amount of the Guarantee Fund is € 1 400 000.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
The percentage of 5% has been calculated on the basis of the facts and circumstances disclosed to the AR Facility Provider at the time of the pre-contract enquiries, relating to the Originator’s collection data (including a history of the Originator’s ratio of bad debt). It shall be modified in case of material adverse change to such facts and circumstances (not including, for the avoidance of doubt, a change that is seasonal in nature — except in case of appearance of a material adverse change in comparison with the same season of the previous years), in the (i) financial situation and /or (ii) percentage of actual or potential bad debts as established after audit of the AR facility Provider and / or actual performance of the Relevant Receivables), provided that such adjustment shall be in proportion to the increase in the AR Facility Provider’s risk under this Contract.
In such circumstances the AR Facility Provider will promptly inform the Originator of such increase with all relevant informations and data that have caused such increase. If the Originator have cured these adverse changes to the satisfaction of the AR Facility Provider (acting in good faith), the latter will reduce the percentage in the proportion to the same level of the increase in order to revert to the previous situation as regards the percentage of the Guarantee Fund.
If (i) the Mandates are revoked in accordance with article 18-7-1 b of the Specific Conditions and either (x) the Contract is continued or (y) the Originator has failed to pay the amounts payable under Article 33.3, or (ii) the Originator is placed into insolvency proceedings, the new Guarantee Fund rate shall be equal to the Guarantee Fund rate expressed as a percentage on the date of occurrence of the event plus 10%.
20-2 Other reserves
The special reserves listed in this article are reserves of the sub-accounts of the current account and accordingly the general sub-account mechanics referred to in article 6 of the Contract shall apply to such reserves.
To mitigate the risk of actual and potential bad debts and dilutions, a specific reserve is opened. This reserve shall at all times be equal to 7% of the outstanding amount of the Relevant Receivables transferred (incl. VAT).
The percentage of 7% has been calculated on the basis of the facts and circumstances disclosed to the AR Facility Provider at the time of the pre-contract enquiries, relating to the Originator’s collection data (including a history of the Originator’s ratio of bad debt). It shall be modified in case of material adverse change to such facts and circumstances (not including, for the avoidance of doubt, a change that is seasonal in nature — except in case of appearance of a material adverse change in comparison with the same season of the previous years), in the (i) financial situation and /or (ii) percentage of actual or potential bad debts as established after audit of the AR facility Provider and / or actual performance of the Relevant Receivables), provided that such adjustment shall be in proportion to the increase in the AR Facility Provider’s risk under this Contract.
In such circumstances the AR Facility Provider will promptly inform the Originator of such increase with all relevant informations and data that have caused such increase. If the Originator have cured these adverse changes to the satisfaction of the AR Facility Provider (acting in good faith), the latter will reduce the percentage in the proportion to the same level of the increase in order to revert to the previous situation as regards the percentage of the reserve.
Article 21: Service Commission
Such commission shall be 0.10% (excl. VAT) of the amount (incl. VAT) of the assigned receivables.
The Service Commission Minimum Annual Amount shall be €250,000 (excl. VAT). This amount will be appreciated taking in consideration the cumulative amount of the Service Commissions paid pursuant to Quiksilver AR Financing Facilities.
By exception to Article 10-3, the Service Commission Minimum Annual Amount will be calculated prorata temporis.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
Article 22: Financing Fee
The Financing Fee shall be equal to the average daily Euribor 3 month rates for the preceding month, plus 0.55 basis points. This commission is payable monthly.
Article 23: Maximum Amount of AR Financing Facility
The amount of assigned Relevant Receivables financed by the AR Facility Provider may not exceed €100,000,000 at any given time. This amount will be appreciated taking in consideration the cumulative amount of financing amounts granted pursuant to the Quiksilver AR Financing Facilities.
Article 24 : Non-concentration clause
The maximum outstanding financed amount (incl. VAT) for any single Debtor group of companies is 20% of the total outstanding amount (incl. VAT) of assigned Relevant Receivables.
Article 25: Financing by the AR Facility Provider
By debiting the amount available in the Current Account, the AR Facility Provider shall make to the order of the Originator transfers (virements) or issue promissory notes (billets à ordre) the term of which may vary depending on the average terms of payments of the Debtors but will always be less than ninety days. However, the financing made available through promissory notes under the Contract cannot exceed 50% of the financing, this proportion being calculated on a consolidated basis for the Quiksilver AR Financing Facilities. A 0.20% fee (excl. VAT) will be applied on the amount of such promissory notes.
Payments under the Contract must (unless otherwise expressly provided) be made for value on the due date.
Notwithstanding the provisions of the previous paragraph, any payment made to or from a Current Account opened under the Contract in the name the Originator in the books of the AR Facility Provider shall be made for value in accordance with Schedule 4 (Value dates relating to payments made to or from a current account).
Article 26: Arrangement fee
An arrangement fee of €15,000 (excl. VAT) shall be payable by the Originator upon the signing of this Contract.
Article 27: [Omitted]
Article 28: Bank notifications
The Originator shall inform the present and future bankers by which it has, or will have, opened a bank account of the existence of the Contract and its scope of application by a letter in the terms approved by the AR Facility Provider, such approval not to be unreasonably withheld or delayed; a copy of each notification will be sent to the AR Facility Provider
Article 29: Collection of personal data
In compliance with the provisions of French Data Protection Act No. 78-17 dated 6 January 1978, as amended on 6 August 2004, the AR Facility Provider automatically processes personal information relating to the corporate officers of the Originator and some of its employees, in particular, the AR Facility Provider’s contact persons or the representatives that sign the subrogation receipts and related documents.
Personal data is processed and kept strictly to provide the services contemplated in the Contract. However, in accordance with applicable law or regulations, the AR Facility Provider may need to provide such data to other companies of the group to which it belongs, in particular, in the USA. In this regard, the Originator vouches that its corporate officers and employees agree that the information

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
referred to in this clause may be so transferred in accordance with, and for needs of, applicable laws and regulations.
The individuals in question may have access to their personal data and request that any errors relating to them be rectified or deleted by contacting the AR Facility Provider’s sales department at the address mentioned on the first page of this agreement.
The Originator undertakes to inform the corporate officers and employees in question of the existence, methods and purpose of the AR Facility Provider’s automated data processing hereunder.
Article 30 : e.f@actoring Service
The e.f@actoring Service, hereinafter the Service, allows the Originator to process on-line, via Factonet, its main exchanges with the AR Facility Provider. It allows:
-	the assignment of receivables in the form of electronic subrogation receipts,

-	the issue of electronic payment orders, in all security through use of electronic signatures.
The Originator may offer other services as part of said Service at a later date. The operating methods thereof shall be set by supplemental agreement.
As the Service is protected by the use of electronic signatures, its availability is conditional upon:
- the signing of an electronic certificate service agreement with one of the service providers authorised by the AR Facility Provider.
- the signing of a power of attorney for each electronic certificate holder other than the Originator’s legal representative.
The AR Facility Provider draws the Originator’s attention to the possible interruptions in the Service on account, in particular, of an interruption of the Internet service or a temporary failure of computer equipment. the AR Facility Provider cannot guarantee the availability of the Service. Consistency between electronic certificates and non electronic powers of attorney is necessary in all circumstances (interruption or suspension of the network or Service, etc.) to allow the factoring agreement to continue with, where applicable, at the AR Facility Provider’s initiative, upon simple notice sent to the Originator, the continued performance of the factoring agreement in non-electronic form. The Originator undertakes to inform the AR Facility Provider within twelve working hours of any new power of attorney and/or any revocation of earlier powers of attorney granted to the electronic certification service provider. For this purpose, the AR Facility Provider cannot be held liable on account of the Originator’s breach of the aforementioned terms.
Electronic transactions between the Originator and the AR Facility Provider as part of the e.f@ctoring service shall be deemed to be validly entered into as soon as the AR Facility Provider has verified the validity of the order signed electronically by the Originator. The Originator and the AR Facility Provider agree, as professionals, to expressly part from the terms of Article 1369-2 of the French Civil Code and Article 1369-1(1) and (5) of the French Civil Code. As a practical matter, the Originator undertakes to store a copy of each subrogation and/or transaction entered into electronically together with the documents and certificates forwarded.
In any event, the AR Facility Provider may at any time require the disclosure of some invoices and documentary proof.
The AR Facility Provider may pay, free of charge, by order and on behalf of the Originator, any amounts that the Originator owes to the authorised service provider by draw down from the Originator’s current account up to the effective date of the termination of the factoring agreement or that of the electronic certification agreement, as applicable.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
Article 31 : Corporate Retrieval Pack
The AR Facility Provider shall provide the Originator
- with the means of access – Logiciel Facto + and Factonet; these are are described in the client guide. They shall operate under and in accordance with article 13 of the General Conditions. These services provide detailed online information about the Originator’s and its Debtors’ accounts which the Originator may download onto its computer.
- the e.f@ctoring service described in the previous clause allows the Originator to process its main exchanges with the AR Facility Provider on-line, via Factonet.
All said services are invoiced to the Originator at € 80, excluding tax, per month, payable by draw down on its current account. For the first two months of operating of the agreement, the draw down shall be exceptionally reduced to € 50, excluding tax.
This monthly package includes access to the means of access Logiciel Facto + and Factonet, the e.f@ctoring service and 15 transactions (“transaction” means any transfer whose signature has been approved by the authorised service provider and of which the AR Facility Provider confirms the recording).
If the Originator’s requirements exceed the transactions included in the package, each additional transaction shall be invoiced € 3, excluding tax.
Moreover, any additional services other than those provided on-line, in particular, paper printing, shall be covered by a special rate mentioned in the services guide or otherwise in an estimate submitted to the approval of the Originator; said remuneration shall be drawn from the current account.
Article 32 : Documents and information to be provided to the AR Facility Provider
The Originator undertakes to provide the AR Facility Provider with the following documents:
-	Consolidated quarterly profit and loss statements (actual and forecast) of Quiksilver Europe,

-	Consolidated quarterly balance sheets of Quiksilver Europe,

-	The annual audited consolidated statutory accounts of Na Pali and the related auditor’s report,
Article 33 : Representations and warranties
33-1 Representations and warranties
The Originator makes the representations and warranties set forth in this article (Representations and warranties) for the benefit of the AR Facility Provider. These representations and warranties are a fundamental and determinant condition of the AR Facility Provider’s decision to enter into the Contract.
33-2 Legal status
The Originator is duly incorporated and registered in France.
The Originator has all powers and capacity to own its assets and conducts its business as conducted on the date on which this representation is made.
33-3 Powers and authority
The Originator has the power to sign and perform and has taken all necessary measures to authorise the signing and performance of the Contract.
The Originator has the power to sign and perform and has taken all necessary measures to authorise the signing and performance of the subrogation receipts (hereafter together with the Contract, the “Finance Documents”) to which it is or will be a party.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
33-4 Legal validity and enforceability
Each Finance Document to which the Originator is or will be a party, constitutes, or will when signed constitute, a legal and valid obligation enforceable against the Originator or any third party in accordance with its terms.
33-5 Absence of insolvency proceedings
There are no current actions with a view to placing the Originator into any liquidation, winding-up, judicial reorganisation, safeguard procedure, voluntary arrangement, composition or any similar or equivalent procedure in any country with jurisdiction over the Originator, nor to its knowledge is any such action imminent or foreseeable.
The Originator has not ceased making payments (cessation des paiements).
33-6 No conflict
The entry into effect and performance of the Finance Documents (as described in Schedule 1) to which the Originator is or will be a party, do not and will not conflict with, or cause the Originator or any other company in the Originator’s group to be in breach, of any document (in particular contracts (whether written or oral) with its Debtors or banks) by which it or any of its assets is bound.
33-7 Eligibility criteria
The receivables proposed by the Originator for financing by the AR Facility Provider satisfy the criteria set forth in article 16 of the Contract.
33-8 The Originator conducts normal due diligence in relation to prospects before commencing commercial relations with them in order to verify their identity and creditworthiness. For this purpose, the Originator represents that it has carried out normal due diligence and has determined that the Debtors under Relevant Receivables have creditworthiness sufficient to enter into business dealings with the Originator.
33-9 Dates on which representations and warranties are made
The representations and warranties set forth in this article (Representations and Warranties) are made on the date of signing of the Contract and are deemed to be repeated by the Originator on the date of each subrogation receipt as well as on the last day of each calendar month by reference to the facts and circumstances existing on such date.
Article 34 : Duration — Effective date of the Contract
By exception to the article 12-1 of the General Conditions, the Contract shall take effect upon all of the conditions precedent set forth in Schedule 1 have been satisfied in full for an initial duration of three (3) years. It shall be renewed tacitly for an undertermined period.
Article 35 :Termination
35-1 Termination by the Originator
Subject to no event occurring that would entitle the AR Facility Provider to early terminate the Contract and payment in full of the Service Commission Minimum Annual Amount, the Originator may terminate the Contract at any time subject to three months’ notice by registered letter with receipt confirmation. The Originator may then repay, or cause to be repaid, the AR Financing Facility by repurchasing the total oustanding amount of the assigned receivables (by way of subrogation under article 1250 of the French civil code).

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
In the event that the AR Facility Provider notifies the Originator that it elects to cancel the Mandates (as a result of any of the events set out in article 18-7-1 b or otherwise), but not terminate the Contract, the Originator shall have the right to terminate the Contract immediately, provided that notice of the Originator’s election to terminate the Contract shall be served to the AR Facility Provider no later than 10 Business Days following the receipt of notice of the AR Facility Provider’s decision to revoke the Mandates. For the avoidance of doubt, if the Originator so elects to terminate the Contract, the AR Facility Provider shall only be entitled to claim payment from the Debtors in the event of a failure by the Originator to make payments required under article 35-3.
35-2 Termination by the AR Facility Provider
At any time , the AR Facility Provider shall be entitled to terminate the Contract :
i.	in the cases referred to in article 18-7-1 b of the Specific Conditions, subject to the notice requirements set forth therein;

ii.	in the event of the appointment of a provisional administrator, winding-up or cessation of payments of the Originator or its voluntary liquidation, commencement of a settlement procedure, a safeguard procedure, a judicial proceeding or a liquidation procedure against the Originator;

iii.	in case of withdrawal of any surety or disappearance of any guarantee issued in favour of the AR Facility Provider; or

iv.	in case of omissions or concealment of material information or false statements regarding the information provided by the Originator upon the signature of the Contract or during the course thereof.

v.	material adverse change in the Originator’s legal or commercial situation, significant deterioration of its financial position, severe deficiencies in its accounting management;

vi.	significant delay or worsening of the delays for payment in respect of suppliers and other creditors and, in particular, secured creditors;

vii.	attachments (saisies) (or equivalent proceedings) against the Originator for significant amounts or on a repeated basis

viii.	.
35-3 Effect of Termination and/or revocation of the Mandates
Upon a termination of the Contract or a revocation of the Mandates, the Originator may repay the total outstanding amount of the assigned receivables (by way of subrogation under article 1250 of the French Civil Code) within ninety (90) days from the termination, the ninety (90) days period does not apply in the cases of termination reffered to in article 35-2 (ii) and (iv) above.and, in the cases of termination reffered to in article 35-2 (i) above or revocation of the Mandates, within the notice requirements set forth.
The Originator’s obligations in respect of the AR Facility Provider are indivisible. In the event of termination of the Contract, the AR Facility Provider may terminate any other contract – in accordance with their respective terms entered into with the Originator and any and all amounts due by the Originator under another contract shall be set off as of right against the amounts which may be due by the AR Facility Provider under the Contract and vice versa.
Article 36 : Effective Global Rate
In order to comply with articles L. 313-1 and L. 313-2 and R. 313-2 of the Consumer Code, each of the parties to this Contract acknowledges that:
a)	given the specific characteristics of the Contract (and in particular the variable nature of the applicable interest rate), the effective global rate cannot be calculated on the date of signing of this Contract but an indicative calculation of such rate based on assumptions as to interest

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
period rates and interest period durations, shall be determined in a letter delivered by the AR Facility Provider to the Originator on the Signing Date.

b)	This letter shall form an integral part of the Contract.
Article 37 : Confidentiality
Each party undertakes to keep confidential the existence and content of this Contract, as well as the negotiations between the parties in relation hereto, provided that this shall not apply to Debtors, to the Originator’s bankers or to any other party involved in accordance with the obligations flowing from this Contract including the AR Facility Provider; and provided further that the Parties and their affiliates shall have the right to disclose this contract if such disclosure is (i) required under applicable laws and regulation (ii) in connection with a dispute involving the parties relating to the Contract or (iii) to the banks with which the Originator has business dealings.
Article 38 : Signatories
The signatories of the Contract are the legal representatives of the Originator and the AR Facility Provider or their duly authorised representatives.
Executed in two original copies in Paris La Défense, on [    ]

NA PALI	GE FACTOFRANCE
Represented by [ ] :	Represented by [ ]
Official stamp and authorised signature

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
SCHEDULE 1
Conditions precedent

No	Heading
1.	Documents of incorporation and authorisations

(a)	Certified copy of the Originator’s by-laws granting it the power to sign and perform the Finance Documents and the transactions contemplated thereby.

(b)	An original companies registry certificate (“extrait K-bis”) for the Originator dated no more than one month prior to the signing date of the Contract.

(c)	If required by the By-laws, a copy of the resolution of the Board of Directors of the Originator (or a duly appointed committee authorised by the Board of Directors) approving the terms of and signing of the Finance Documents.

(d)	Specimen signature of each person authorised to sign each Finance Document on behalf of the Originator or to sign any document or notice relating to the Finance Documents to which it is a party.

2.	Finance Documents

(a)	AR Financing Facility Contract

3.	Other documents and factual matters

(a)	Pre-financing audit of the Originator the results of which are satisfactory for the AR Facility Provider.

(b)	Evidence, if necessary, that each Debtor paying by electronic transfer has been notified of changes to the details of the bank account for payment of remittances into the Dedicated Accounts.

(c)	Approval by the AR Facility Provider of the cashing procedures and receivables cashing manual of the Originator.

(d)	Delivery of the Originator’s aged balance.

(e)	Written confirmation from the Originator that no term contained in any of the underlying sales contracts could impair the AR Facility Provider’s rights.

(f)	Approval by the AR Facility Provider of the Originator’s required electronic and IT systems. The format and characteristics of the RIV file created by the Originator must be sent to the AR Facility Provider.

(g)	Bank account details of the Originator’s bank account into which finance payments by the AR Facility Provider are paid.

(h)	List of the Debtors with their “Siren” no., amount of cover provided under the

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS

Policy, and the outstanding amount for each Debtor on the signing date of the Contract.

(i)	If applicable, a copy of the termination letter sent by the Originator to the existing AR Facility Provider/ credit establishment providing it with client item financing.

A copy of the Policies, and all amendments and schedules thereto.

If necessary, a copy of the letter terminating delegations of the right to insurance monies under the Policies, addressed to and accepted by each of the previous beneficiaries.

A copy of the letters of the Insurance Companies referring to the amount of insurance monies paid or payable during the current insurance period.

An original copy of the amendment agreements relating to delegation of the right to insurance monies under the Policies, entered into between the Insurance Companies, the AR Facility Provider and the Originator.

Signing and entry into force of the Tripartite Agreements relating to the Dedicated Accounts.

Signing and entry into force of a legal, valid and binding security interest (cession dailly à titre de garantie articles L. 313-23 to L. 313-35 of the French Monetary and Financial Code) over the credit balance of the Dedicated Accounts.

Legal opinion satisfactory to the AR Facility Provider confirming that the obligations provided therein are valid and enforceable against the Originator and to the banks which hold the relevant Dedicated Account.

Signing and entry into form of legal, valid and binding cross security interests over the Currents Accounts of Na Pali SAS and Emerald Coast SAS opened in the books of the AR Facility Provider.

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
SCHEDULE 2
DEDICATED ACCOUNTS

Banks	Number

L.C.L. – Le Crédit Lyonnais	30002 02625 0000064035B 74
(Direction Entreprises Dauphiné Savoie)
18, rue de la République
69002 - Lyon

SBCIC	10057 19014 00052381205 84
SBCIC Bayonne 2
1 rue Bernede
64100 - Bayonne

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
SCHEDULE 3
LIST OF
QUIKSILVER ORIGINATORS

EMERALD COAST SAS	ZI de Jalday 64500 St Jean de Luz France
(SIREN: 412 730 848)

SUNBAWA, SL	Plaza Emili Mira, 4 Barcelona Spain
(CIF: B 61298212)

LANAI, Plc	26-28 Great Portland Street London UK (N° 02849221)

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
SCHEDULE 4
VALUE DATES RELATING TO PAYMENTS MADE TO OR FROM A CURRENT
ACCOUNT

Days
PAYMENTS
Transfers	- 1
Promissory notes	- 1

COLLECTIONS
Transfers	0
Cheques (Paris)	+ 2
Cheques (other French)	+ 4
Bills of exchange	+ 2

AR FINANCING FACILITY CONTRACT N° 12692 — SPECIFIC CONDITIONS
SCHEDULE 5
RECONCILIATION TABLE
Reconciliation Table

	Date	Invoices	Credit notes		Bills of exchange	Balance
Opening balance

Bills of exchange
	France	(France)	Export	Boardriders France	Boardriders Export	Total	Comments
Movements of the period
Invoices of the period (101)							: new invoices of the period
Credit notes of the period (102)
Bills of exchanges of the period (1)
New bills of exchange remitted to the bank during the period
Collection of the period (2)
Bills of exchange remitted to the bank
Cancelled bills of exchange							see details below
Receivables to debit (3)
Credit notes overdue by more than [ ] (3)
Deduction made by debtors
Miscellaneous items							see details below

	Date	Invoice	Credit notes		Bills of exchange	Balance
Closing balance

Notes :	the format of this table may be amended by the Originator and the AR Facility Provider depending for technical reasons.

(1)	to send if the invoice is closed or if it has been deducted from the AR balance

(2)	determined by comparing 2 balances : must be equal to collections received minus credit items received on the dedicated collection account

(3)	invoices overdue by more than 60 days will be not be financed any more
Details of cancelled bills of exchanges
Details of miscellaneous items